EXHIBIT 11.  COMPUTATION OF PER SHARE EARNINGS


     The  computation of net income per share for the three and six months ended
June 30, 1996 and 1995 is as follows: (000's omitted except per share data)
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                                                            THREE MONTHS ENDED          SIX MONTHS ENDED
                                                                  JUNE 30                   JUNE 30
                                                                (UNAUDITED)               (UNAUDITED)
                                                              1996         1995        1996         1995
                                                          ----------------------    -----------------------
PRIMARY

Net income                                                $  14,893    $  13,894    $  36,896    $   30,928
Add:  Adjustments to net income
  net of tax, related to convertible debentures                (398)         122         (725)           00
                                                          ---------    ---------    ---------    ----------
  Adjusted net income                                     $  14,495    $  14,016    $  36,171    $   30,928
                                                          =========    =========    =========    ==========

Average common shares outstanding                            31,515       29,539       31,085        29,040
Dilutive common equivalent shares
issuable upon the exercise of
   options currently outstanding to
   purchase common shares                                     1,383          767        1,243           816
Conversion of Debentures                                      1,472        1,558        1,472            00
                                                          ---------    ---------    ---------    ----------
                                                             34,370       31,864       33,800        29,856
                                                          =========    =========    =========    ==========

Net income per share                                      $    0.42    $    0.44    $    1.07    $     1.04
                                                          =========    =========    =========    ==========

FULLY DILUTED

Net income                                                $  14,893    $  13,894    $  36,896     $  30,928
Add:   Adjustments to net income
net of tax, related to
   convertible debentures                                     1,433        2,216        2,831         7,214
                                                          ---------    ---------    ---------     ---------
   Adjusted net income                                    $  16,326    $  16,110    $  39,727     $  38,142
                                                          =========    =========    =========     =========

Average common shares outstanding                            31,515       29,539       31,085        29,040
Dilutive common equivalent shares
issuable upon the exercise of options
currently outstanding to purchase
     common shares                                            1,387          767        1,336           816
Conversion of Debentures                                      6,684        7,203        6,684         7,203
                                                          ---------    ---------    ---------     ---------
                                                             39,586       37,509       39,105        37,059
                                                          =========    =========    =========     =========

Net income per share                                      $    0.41    $   0.43     $    1.02     $    1.03
                                                          =========    =========    =========     =========


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